UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 12)*

The E.W. Scripps Company

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

811054402

(CUSIP Number)

Tracy Tunney Ward

Miramar Services, Inc.

250 Grandview Ave., Suite 400

Fort Mitchell, KY 41017

(859) 581-5758

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 10, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Anne La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 50,782
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 90,334
	10	SHARED DISPOSITIVE POWER 730,955

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,181,505 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Anne M. La Dow Trust under Agreement dated 10/27/2011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 3,649
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 43,201
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,134,372 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Anthony S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 20,660
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 20,775
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,151,383 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Austin S. Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 4,789
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,135,512 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Barbara Victoria Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 40,911
	10	SHARED DISPOSITIVE POWER 730,955

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Brittany Jean Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 10
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Careen Cardin Trust, dated November 26, 2018
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 3,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Charles E. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 811,367
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,428,682
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,942,090 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.4% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Charles L. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 625,415
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,211,081
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,756,138 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.2% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Cody Dubuc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 10,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Corina S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 576,736
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 697,201
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,707,459 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.2% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Crystal Vasquez Lozano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 166
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Cynthia J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,735
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 594,068
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,458 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Douglas A. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 40,884
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Eaton M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,288,185
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,905,502
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,418,908 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 15.0% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Edward W. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 683,915
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,301,211
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,814,638 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Eli W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 108,867
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 214,843
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,239,590 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Elizabeth A. Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,832
	8	SHARED VOTING POWER 12,318,593 (1)
	9	SOLE DISPOSITIVE POWER 594,163
	10	SHARED DISPOSITIVE POWER 1,187,870

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,645,425 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 15.2% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Elizabeth Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 3,066
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 3,068
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,133,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Ellen B. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 10,000
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 10,115
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,140,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Ellen M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 57,998
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Ellen M. Scripps Revocable Trust dtd April 17, 2014, as thereafter amended or restated
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 57,998
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Eva Scripps Attal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,735
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 600,561
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,458 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Gerald J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 108,867
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 203,854
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,239,590 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Geraldine Scripps Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 10,000
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 10,116
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,140,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON J. Sebastian Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,504
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,188,168
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,227 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON James Bryce Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Jenny Sue Scripps Mitchell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 67
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Jessica L. Hoerster
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 67
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Jimmy R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,337
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,289,524
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,060 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON John P. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 57,997
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON John P. Scripps Trust Exempt Trust under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 32,921
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 232,678
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 232,678
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 232,678
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON John Patrick Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 30,760
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 467
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,161,483 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON John Peter Scripps 2013 Revocable Trust dtd December 20, 2013
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 57,997
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Jonathan L. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 108,900
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 193,069
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,239,623 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Julia Scripps Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 322,965
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 590,295
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,453,688 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Kathy Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 400
	8	SHARED VOTING POWER 11,187,627 (1)
	9	SOLE DISPOSITIVE POWER 400
	10	SHARED DISPOSITIVE POWER 591,570

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,188,027 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Kendall S. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Keon Korey Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 166
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON La Dow Family Trust under agreement dated 6/29/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 271,237
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Manuel E. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 10,000
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 10,115
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,140,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Margaret E. Scripps (Klenzing)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 336,802
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 644,955
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,467,525 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Marilyn J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 287,360
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 554,693
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,418,083 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.8% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Mary Ann S. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,337
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,243,424
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,051,393 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Mary Peirce
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66,785
	8	SHARED VOTING POWER 12,318,593 (1)
	9	SOLE DISPOSITIVE POWER 156,981
	10	SHARED DISPOSITIVE POWER 1,187,870

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,385,378 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Maxwell Christopher Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON McCabe A. Ballance
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 125,137
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Megan Scripps Tagliaferri
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,668
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 594,001
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,391 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Molly E. McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,675
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 594,008
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,398 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Monica Holcomb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 16,505
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 64,117
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,147,228 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Nathaniel W. Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 4,788
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,135,511 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Paul K. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 130,313
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 130,313
	10	SHARED DISPOSITIVE POWER 730,955

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,261,036 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Peggy Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 2
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Peter R. La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 271,237
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Raymundo H. Granado, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 10,066
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 10,181
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,140,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Rebecca Scripps Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,802
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 625,014
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,525 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Robert S. Heidt III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 4,788
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,135,511 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Robert P. Scripps, Jr. Irrevocable Trust for the benefit of Jacqueline Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 99,031
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 345,800
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,229,754 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Robert P. Scripps, Jr. Irrevocable Trust for the benefit of Robert P. Scripps IV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 99,031
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 383,662
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,229,754 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.6% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Samantha J. Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 172
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Savannah Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 367
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON R. Michael Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 32,961
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 300,244
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,163,684 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Sam D.F. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Shannon Leigh Howard
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 10
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 266,771
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 40,911
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) OO

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Vanessa L. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 115
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Veronica E. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 115
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Virginia S. Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 640,201
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,423,768
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,770,924 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.2% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Samuel Joseph Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Welland H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,723 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Wendy E. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 326,602
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 593,935
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,457,325 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.9% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON Wesley W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 166
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON William A. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 653,337
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 1,259,655
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,060 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.3% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

CUSIP No. 811054402

1	NAME OF REPORTING PERSON William A. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 66
	8	SHARED VOTING POWER 11,130,723 (1)
	9	SOLE DISPOSITIVE POWER 181
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,789 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

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1	NAME OF REPORTING PERSON William H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 400
	8	SHARED VOTING POWER 11,187,627 (1)
	9	SOLE DISPOSITIVE POWER 400
	10	SHARED DISPOSITIVE POWER 591,570

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,188,027 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5% (1)
14	TYPE OF REPORTING PERSON (see instructions) IN

(1)

Includes the aggregate number of Common Voting Shares beneficially owned by the parties to, and that are subject to provisions of, the Scripps Family Agreement, which Common Voting Shares may be deemed beneficially owned by each party to such agreement. See Appendix B.

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EXPLANATORY NOTE

This Amendment No. 12 to Schedule 13D (this “Amendment”) amends the items included herein that were contained in the Schedule 13D filed on October 26, 1992 and amended by Amendment No. 1, dated October 22, 1993, Amendment No. 2, dated January 24, 2013, Amendment No. 3, dated March 18, 2013, Amendment No. 4, dated September 20, 2013, Amendment No. 5, dated August 5, 2014, Amendment No. 6, dated June 5, 2015, Amendment No. 7, dated April 7, 2017, Amendment No. 8, dated August 22, 2018, Amendment No. 9, dated January 11, 2019, Amendment No. 10, dated September 28, 2020, and Amendment No. 11, dated April 5, 2021 (collectively, the “Original Schedule 13D” and, together with this Amendment, this “Schedule 13D”), relating to the Class A Common Shares, $.01 par value per share (the “Class A Common Shares”), and Common Voting Shares, $.01 par value per share (the “Common Voting Shares,” and, together with the Class A Common Shares, the “Common Shares”), of The E.W. Scripps Company, an Ohio corporation (the “Issuer”).

The persons filing this Schedule 13D (the “Reporting Persons”) are parties to the Amended and Restated Scripps Family Agreement, dated May 19, 2015, as amended, which was further amended and restated in the form of the Second Amended and Restated Scripps Family Agreement on March 26, 2021 (the “Scripps Family Agreement”), and restricts the transfer and governs the voting of the Common Voting Shares that the Reporting Persons own or may acquire. Certain of the Reporting Persons are residuary beneficiaries (the “Trust Beneficiaries”) of The Edward W. Scripps Trust (the “Trust”), which held 10,693,333 Common Voting Shares and 13,064,074 Class A Common Shares prior to the distribution or sale of such shares on March 14, 2013 (on which date 23,163,464 of the Common Shares were distributed to the Trust Beneficiaries or to co-guardians (now co-trustees) on behalf of a minor Trust Beneficiary, other than three other Trust Beneficiaries who were minors at the time of such distribution (the “Minors”)), March 19, 2013 (on which date nine Class A Common Shares held by the Trust were sold in the open market so that no fractional shares would be distributed) and September 20, 2013 (on which date the remaining 593,934 Common Shares held by the Trust were distributed to trusts established for the purpose of holding the shares on behalf of the Minors (collectively, the “Minors’ Trusts”)). In addition, since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares.

This Amendment is being filed to, among other things, (a) add additional new parties to the Scripps Family Agreement as Reporting Persons under this Schedule 13D and (b) provide or update the information regarding the beneficial ownership of the Common Shares by the Reporting Persons.

Item 2.	Identity and Background.

Appendix A, which is referred to in Item 2 of the Original Schedule 13D, and as amended to date, is hereby further amended to: (a) add the information set forth on Appendix A hereto for the following new Reporting Persons hereunder: McCabe A. Ballance; Robert P. Scripps, Jr. Irrevocable Trust for the benefit of Jacqueline Scripps; and Robert P. Scripps, Jr. Irrevocable Trust for the benefit of Robert P. Scripps IV; and (b) remove the following persons: John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84; and Adam R. Scripps Trust u/a dated October 5, 1992, as restated May 6, 2009 and amended March 16, 2017. Pursuant to Section 15(b) of the Scripps Family Agreement, such trusts in preceding clause (b) ceased to be parties to the Scripps Family Agreement as of October 27, 2022 and November 3, 2022, respectively, because such trusts no longer held any Common Voting Shares as of such dates and, accordingly, are no longer Reporting Persons hereunder.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Original Schedule 13D is hereby amended to add the following:

As detailed on Appendix C, the Common Shares acquired in the past 60 days were acquired in transactions for no consideration merely changing the form of ownership and as a gift.

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Item 4.	Purpose of the Transaction

Item 4 of the Original Schedule 13D is hereby amended to add the following:

Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares, including but not limited to those set forth on Appendix C hereto. These transactions include market sales, market purchases, private purchases, gifts, director equity award grants and vesting, contributions to trusts and distributions from trusts and other transfers for estate planning purposes.

On February 10, 2023, each of Anne La Dow, a director of the Company since 2012, and R. Michael Scagliotti, a director of the Company since 2017, informed the Corporate Secretary of the Company that such director plans to retire from and will not stand for re-election to the board of directors at the Company’s Annual Meeting of Shareholders on May 1, 2023. On February 20, 2023, the Company announced that each of Monica Holcomb and Raymundo H. Granado, Jr. has been nominated by its board of directors as a nominee for election as a director by holders of the Common Voting Shares at the Company’s Annual Meeting of Shareholders on May 1, 2023.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) Appendix B hereto sets forth (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person (excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated), (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of the number of outstanding Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person.

(b) Except as provided in the Scripps Family Agreement or as set forth on Appendix B, each Reporting Person has the sole power to dispose or direct the disposition of all Class A Common Shares and Common Voting Shares that such Reporting Person beneficially owned as of February 10, 2023.

The Common Voting Shares held by the Reporting Persons will be voted as instructed by a vote conducted in accordance with the procedures of Section 9 of the Scripps Family Agreement. Due to this shared voting power, the aggregate number of Common Voting Shares that may be deemed to be beneficially owned by each Reporting Person includes Common Voting Shares held by the other Reporting Persons. The 534,666 Common Voting Shares held by the co-trustees on behalf of the minor Trust Beneficiary and the 267,333 Common Voting Shares held by the Minors’ Trusts are not subject to the Scripps Family Agreement, and the Reporting Persons as a group do not have shared voting power with respect to these shares.

If the Scripps Family Agreement is not considered, none of the Reporting Persons currently beneficially own 5% or more of the Class A Common Shares and only the following Reporting Persons beneficially own 5% or more of the Common Voting Shares: (i) Virginia S. Vasquez, who beneficially owns 798,383 Common Voting Shares (6.7% of the outstanding Common Voting Shares), (ii) Anne La Dow, who beneficially owns 770,507 Common Voting Shares (6.5% of the outstanding Common Voting Shares), (iii) Barbara Victoria Scripps Evans, who beneficially owns 771,866 Common Voting Shares

CUSIP No. 811054402

(6.5% of the outstanding Common Voting Shares), (iv) Elizabeth A. Logan and Mary McCabe Peirce, who beneficially own 801,997 and 624,862 Common Voting Shares, respectively (6.7% and 5.2% of the outstanding Common Voting Shares, respectively), including 534,666 Common Voting Shares held on behalf of a Trust Beneficiary as to which they may be deemed to share beneficial ownership as co-trustees and which are not subject to the Scripps Family Agreement, (v) Paul K. Scripps, who beneficially owns 730,955 Common Voting Shares (6.1% of the outstanding Common Voting Shares), (vi) Jimmy R. Scripps, who beneficially owns 636,187 Common Voting Shares (5.3% of the outstanding Common Voting Shares), (vii) William A. Scripps, who beneficially owns 635,962 Common Voting Shares (5.3% of the outstanding Common Voting Shares), (viii) Charles E. Scripps, Jr., who beneficially owns 617,315 Common Voting Shares (5.2% of the outstanding Common Voting Shares), (ix) Eaton M. Scripps, who beneficially owns 617,317 Common Voting Shares (5.2% of the outstanding Common Voting Shares), and (x) Edward W. Scripps, Jr., who beneficially owns 617,296 Common Voting Shares (5.2% of the outstanding Common Voting Shares).

In addition to the Common Voting Shares that are subject to the Scripps Family Agreement, the Reporting Persons beneficially own Common Shares in a variety of trusts and other entities, with multiple family members often sharing voting control and investment power as trustee, advisor or executor. As a result, many of the Common Shares shown on the cover pages hereto and in the table on Appendix B are counted more than once, as they are deemed to be beneficially owned by more than one Reporting Person.

(c) Except as described herein and on Appendix C, none of the Reporting Persons has effected any transactions in the Class A Common Shares or the Common Voting Shares in the past 60 days.

(d) Inapplicable.

(e) See Item 2 for the list of trusts that no longer hold any Common Voting Shares and ceased being parties to the Scripps Family Agreement as of such dates noted in Item 2. Such parties are no longer Reporting Persons hereunder.

Item 7.	Material to be Filed as Exhibits.

1. Joint Filing Agreement and Power of Attorney signed by the new Reporting Persons.

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SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct and each agrees, pursuant to Rule 13d-1(k)(1)(iii), that a Joint Schedule 13D be filed on behalf of each of the undersigned in respect to the Class A Common Stock of the Issuer.

*	*
Virginia S. Vasquez *	Rebecca Scripps Brickner *
Edward W. Scripps, Jr. *	Corina S. Granado *
Jimmy R. Scripps *	Mary Ann S. Sanchez *
Margaret S. Klenzing *	William H. Scripps *
Marilyn J. Scripps *	Gerald J. Scripps *
William A. Scripps *	Eli W. Scripps *
Charles E. Scripps, Jr. CAREEN CARDIN TRUST, DATED NOVEMBER 26, 2018 *	Molly E. McCabe *
Miramar Fiduciary Corporation, Trustee *	Jonathan L. Scripps
Barbara Victoria Scripps Evans
/s/ Tracy Tunney Ward	February 21, 2023
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

* Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

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JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO PETER M. SCRIPPS *	JOHN P. SCRIPPS TRUST FBO PAUL K. SCRIPPS UNDER AGREEMENT DATED 2/10/77 *
Paul K. Scripps, Trustee *	Paul K. Scripps, Trustee *
Anne La Dow, Trustee *	Anne La Dow, Trustee *
Barbara Victoria Scripps Evans, Trustee JOHN P. SCRIPPS TRUST EXEMPT TRUST UNDER AGREEMENT DATED 2/10/77 *	Barbara Victoria Scripps Evans, Trustee JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO BARBARA SCRIPPS EVANS *
Paul K. Scripps, Trustee *	Paul K. Scripps, Trustee *
Anne La Dow, Trustee *	Anne La Dow, Trustee *
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee ANNE M. LA DOW TRUST UNDER AGREEMENT DATED 10/27/2011 *
THE MARITAL TRUST OF THE LA DOW FAMILY TRUST *
Peter R. La Dow, Trustee	Anne La Dow, Trustee
THE LA DOW FAMILY TRUST UNDER AGREEMENT DATED 6/29/2004 *
Peter R. La Dow, Trustee

/s/ Tracy Tunney Ward	February 21, 2023
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

JOHN PETER SCRIPPS 2013 REVOCABLE TRUST DTD DECEMBER 20, 2013 *	ELLEN M. SCRIPPS REVOCABLE TRUST DTD APRIL 17, 2014, AS THEREAFTER AMENDED OR RESTATED *
John P. Scripps, Trustee	Ellen M. Scripps, Trustee
THOMAS S. EVANS IRREVOCABLE TRUST UNDER AGREEMENT DATED 11/13/2012 *	*
Barbara Victoria Scripps Evans, Trustee	McCabe Ballance
ROBERT P. SCRIPPS, JR. IRREVOCABLE TRUST FOR THE BENEFIT OF JACQUELINE SCRIPPS *	ROBERT P. SCRIPPS, JR. IRREVOCABLE TRUST FOR THE BENEFIT OF ROBERT P. SCRIPPS IV *
Miramar Fiduciary Corporation, as Trustee	Miramar Fiduciary Corporation, as Trustee

/s/ Tracy Tunney Ward	February 21, 2023
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

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*	*
Julia Scripps Heidt *	Douglas A. Evans *
J. Sebastian Scripps *	Paul K. Scripps *
Wendy E. Scripps *	Peter R. La Dow *
Cynthia J. Scripps *	Anne La Dow *
Mary Peirce *	Elizabeth A. Logan *
Eva Scripps Attal *	John P. Scripps *
Eaton M. Scripps *	Megan Scripps Tagliaferri *
Ellen M. Scripps *	Kathy Scripps *
R. Michael Scagliotti *	Wesley W. Scripps *
Welland H. Scripps *	Cody Dubuc *
William A. Scripps, Jr.	Sam D.F. Scripps
/s/ Tracy Tunney Ward	February 21, 2023
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

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*	*
Kendall S. Barmonde *	Charles L. Barmonde *
Manuel E. Granado *	Geraldine Scripps Granado *
Raymundo H. Granado, Jr. *	Anthony S. Granado *
Ellen B. Granado *	Crystal Vasquez Lozano *
Elizabeth Scripps *	James Bryce Vasquez *
John Patrick Scripps *	Keon Korey Vasquez *
Peggy Scripps Evans *	Samuel Joseph Logan *
Maxwell Christopher Logan *	Savannah Brickner *
Monica Holcomb	Samantha Brickner
/s/ Tracy Tunney Ward	February 21, 2023
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

*	*
Nathaniel W. Heidt *	Austin S. Heidt *
Robert S. Heidt III *	Jessica L. Hoerster *
Jenny Sue Scripps Mitchell *	Vanessa L. Sanchez *
Veronica E. Sanchez *	Brittany Jean Scripps
Shannon Leigh Howard

/s/ Tracy Tunney Ward	February 21, 2023
Tracy Tunney Ward, on behalf of Miramar Services, Inc. (Attorney-in-fact)	Date

*	Tracy Tunney Ward, by signing her name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

APPENDIX A

The following table sets forth the name, residence or business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted for each new Reporting Person.

Name and Residence or Business Address	If an Individual: Principal Occupation or Employment and Name, Principal Business and Address of Organization in which Employment Conducted	If an Entity: State or Other Place of Organization and Principal Business
McCabe A. Ballance c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Robert P. Scripps, Jr. Irrevocable Trust for the benefit of Jacqueline Scripps c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017		Nevada Trust

Robert P. Scripps, Jr. Irrevocable Trust for the benefit of Robert P. Scripps IV c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017		Nevada Trust

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APPENDIX B

The following table sets forth as of February 10, 2023: (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person, excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated, (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person. Except as otherwise noted in the table, each Reporting Person has (x) sole voting power (to the extent such shares are entitled to vote) with respect to the Class A Common Shares listed under column (i), (y) sole dispositive power with respect to the Common Voting Shares and Class A Common Shares listed under column (i), and (z) shared voting power with respect to the Common Voting Shares listed under column (ii).

Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share on a one-for-one basis. The aggregate number and percentage of Class A Common Shares (columns (ii) and (iii)) assumes the conversion of all Common Voting Shares into Class A Common Shares beneficially owned by the Reporting Person. The percentages of Common Voting Shares are based on 11,932,722 shares of the Issuer’s Common Voting Shares reported as outstanding as of September 30, 2022 in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 (the “Form 10-Q”). The percentages of Class A Common Shares are based on 71,558,717 of the Issuer’s Class A Common Shares outstanding as of September 30, 2022, as reported in the Form 10-Q.

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to Scripps Family Agreement)		(iii) Aggregate Percentage of Class A Common Shares and Common Voting Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Anne La Dow (2)	770,507	50,782	11,130,723	11,181,505	93.3%	13.5%
Anne M. La Dow Trust under Agreement dated 10/27/2011	39,552	3,649	11,130,723	11,134,372	93.3%	13.5%
Anthony S. Granado	115	20,660	11,130,723	11,151,383	93.3%	13.5%
Austin S. Heidt (3)	1	4,789	11,130,723	11,135,512	93.3%	13.5%
Barbara Victoria Scripps Evans (4)	771,866	0	11,130,723	11,130,723	93.3%	13.5%
Brittany Jean Scripps	10	0	11,130,723	11,130,723	93.3%	13.5%

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Careen Cardin Trust, dated November 26, 2018	3,000	0	11,130,723	11,130,723	93.3%	13.5%
Charles E. Scripps, Jr.	617,315	811,367	11,130,723	11,942,090	93.3%	14.4%
Charles L. Barmonde (5)	585,666	625,415	11,130,723	11,756,138	93.3%	14.2%
Cody Dubuc (6)	10,000	0	11,130,723	11,130,723	93.3%	13.5%
Corina S. Granado (7)	366,926	576,736	11,130,723	11,707,459	93.3%	14.2%
Crystal Vasquez Lozano	100	66	11,130,723	11,130,789	93.3%	13.5%
Cynthia J. Scripps	267,333	326,735	11,130,723	11,457,458	93.3%	13.9%
Douglas A. Evans (8)	40,884	0	11,130,723	11,130,723	93.3%	13.5%
Eaton M. Scripps	617,317	1,288,185	11,130,723	12,418,908	93.3%	15.0%
Edward W. Scripps, Jr. (9)	617,296	683,915	11,130,723	11,814,638	93.3%	14.3%
Eli W. Scripps (10)	110,917	108,867	11,130,723	11,239,590	93.3%	13.6%
Elizabeth A. Logan (11)	801,997	980,036	11,665,389	12,645,425	97.8%	15.2%
Elizabeth Scripps	2	3,066	11,130,723	11,133,789	93.3%	13.5%
Ellen B. Granado	115	10,000	11,130,723	11,140,723	93.3%	13.5%
Ellen M. Scripps (12)	57,932	66	11,130,723	11,130,789	93.3%	13.5%
Ellen M. Scripps Revocable Trust dtd April 17, 2014, as thereafter amended or restated	57,932	66	11,130,723	11,130,789	93.3%	13.5%
Eva Scripps Attal	273,826	326,735	11,130,723	11,457,458	93.3%	13.9%
Gerald J. Scripps (13)	100,000	108,867	11,130,723	11,239,590	93.3%	13.6%
Geraldine Scripps Granado	116	10,000	11,130,723	11,140,723	93.3%	13.5%
J. Sebastian Scripps (14)	534,664	653,504	11,130,723	11,784,227	93.3%	14.3%
James Bryce Vasquez	100	0	11,130,723	11,130,723	93.3%	13.5%
Jenny Sue Scripps Mitchell	1	66	11,130,723	11,130,789	93.3%	13.5%
Jessica L. Hoerster	1	66	11,130,723	11,130,789	93.3%	13.5%
Jimmy R. Scripps	636,187	653,337	11,130,723	11,784,060	93.3%	14.3%
John P. Scripps (15)	57,931	66	11,130,723	11,130,789	93.3%	13.5%
John P. Scripps Trust Exempt Trust under agreement dated 2/10/77	32,921	0	11,130,723	11,130,723	93.3%	13.5%
John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans	232,678	0	11,130,723	11,130,723	93.3%	13.5%
John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77	232,678	0	11,130,723	11,130,723	93.3%	13.5%

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John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps	232,678	0	11,130,723	11,130,723	93.3%	13.5%
John Patrick Scripps (16)	1	30,760	11,130,723	11,161,483	93.3%	13.5%
John Peter Scripps 2013 Revocable Trust	57,931	66	11,130,723	11,130,789	93.3%	13.5%
Jonathan L. Scripps (17)	89,111	108,900	11,130,723	11,239,623	93.3%	13.6%
Julia Scripps Heidt (18)	267,330	322,965	11,130,723	11,453,688	93.3%	13.9%
Kendall S. Barmonde	1,000	0	11,130,723	11,130,723	93.3%	13.5%
Keon Korey Vasquez (19)	100	66	11,130,723	11,130,789	93.3%	13.5%
La Dow Family Trust under agreement dated 6/29/2004 (20)	271,237	0	11,130,723	11,130,723	93.3%	13.5%
Manuel E. Granado	115	10,000	11,130,723	11,140,723	93.3%	13.5%
Margaret S. Klenzing (21)	322,977	336,802	11,130,723	11,467,525	93.3%	13.9%
Marilyn J. Scripps	267,333	287,360	11,130,723	11,418,083	93.3%	13.8%
Mary Ann S. Sanchez (22)	590,087	653,337	11,398,056	12,051,393	95.5%	14.5%
Mary Peirce (23)	624,862	719,989	11,665,389	12,385,378	97.8%	14.9%
Maxwell Christopher Logan	1	0	11,130,723	11,130,723	93.3%	13.5%
McCabe A. Ballance (24)	125,137	0	11,130,723	11,130,723	93.3%	13.5%
Megan Scripps Tagliaferri	267,333	326,668	11,130,723	11,457,391	93.3%	13.9%
R. Michael Scagliotti	267,283	32,961	11,130,723	11,163,684	93.3%	13.5%
Molly E. McCabe	267,333	326,675	11,130,723	11,457,398	93.3%	13.9%
Monica Holcomb (previously held by The Monica Holcomb 2015 Trust) (25)	47,612	16,505	11,130,723	11,147,228	93.3%	13.5%
Nathaniel W. Heidt (26)	1	4,788	11,130,723	11,135,511	93.3%	13.5%
Paul K. Scripps (27)	730,955	130,313	11,130,723	11,261,036	93.3%	13.6%
Peggy Scripps Evans	2	0	11,130,723	11,130,723	93.3%	13.5%
Peter R. La Dow (28)	271,237	0	11,130,723	11,130,723	93.3%	13.5%
Raymundo H. Granado, Jr.	115	10,066	11,130,723	11,140,789	93.3%	13.5%
Rebecca Scripps Brickner (29)	313,038	326,802	11,130,723	11,457,525	93.3%	13.9%
Robert S. Heidt III (30)	1	4,788	11,130,723	11,135,511	93.3%	13.5%
Robert P. Scripps, Jr. Irrevocable Trust for the benefit of Jacqueline Scripps	246,769	99,031	11,130,723	11,229,754	93.3%	13.6%
Robert R. Scripps, Jr. Irrevocable Trust for the benefit of Robert P. Scripps IV	284,631	99,031	11,130,723	11,229,754	93.3%	13.6%
Samantha J. Brickner	106	66	11,130,723	11,130,789	93.3%	13.5%

CUSIP No. 811054402

Savannah Brickner (31)	301	66	11,130,723	11,130,789	93.3%	13.5%
Shannon Leigh Howard	10	0	11,130,723	11,130,723	93.3%	13.5%
[The] Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)	266,771	0	11,130,723	11,130,723	93.3%	13.5%
Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12	40,911	0	11,130,723	11,130,723	93.3%	13.5%
Vanessa L. Sanchez	115	0	11,130,723	11,130,723	93.3%	13.5%
Veronica E. Sanchez	115	0	11,130,723	11,130,723	93.3%	13.5%
Virginia S. Vasquez (32)	798,383	640,201	11,130,723	11,770,924	93.3%	14.2%
Wendy E. Scripps	267,333	326,602	11,130,723	11,457,325	93.3%	13.9%
William A. Scripps (33)	635,962	653,337	11,130,723	11,784,060	93.3%	14.3%
William H. Scripps (34)	534,666	57,304	11,130,723	11,188,027	93.3%	13.5%
Kathy Scripps (35)	534,666	57,304	11,130,723	11,188,027	93.3%	13.5%
Sam D.F. Scripps	1	0	11,130,723	11,130,723	93.3%	13.5%
Samuel Joseph Logan	1	0	11,130,723	11,130,723	93.3%	13.5%
Welland H. Scripps	1	0	11,130,723	11,130,723	93.3%	13.5%
Wesley W. Scripps	100	66	11,130,723	11,130,789	93.3%	13.5%
William A. Scripps Jr.	115	66	11,130,723	11,130,789	93.3%	13.5%

(1)

Except as otherwise noted, does not include (a) 534,666 Common Voting Shares, which may be deemed to be beneficially owned by Mary Peirce and Elizabeth A. Logan as co-trustees on behalf of another Trust Beneficiary who is not a party to the Scripps Family Agreement, or (b) 267,333 Common Voting Shares, which may be deemed to be beneficially owned by Mary Ann S. Sanchez, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.

(2)

Includes: (a) 730,955 Common Voting Shares held by (i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Barbara Victoria Scripps Evans and Paul K. Scripps, and (b) 39,552 Common Voting Shares and 3,649 Class A Common Shares held by the Anne M. La Dow Trust under Agreement dated 10/27/2011, of which the Reporting Person is trustee. Such trusts are also listed as a separate Reporting Person above.

(3)	Includes 4,789 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(4)

Includes: (a) 730,955 Common Voting Shares held by (i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Anne La Dow and Paul K. Scripps, and (b) 40,911 Common Voting Shares held by the Thomas S. Evans Irrevocable Trust under agreement dated 11/13/2012, of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.

CUSIP No. 811054402

(5)

585,666 Common Voting Shares are held through a trust of which the Reporting Person is the sole beneficiary and has voting and investment power over such shares. Class A Common Shares include 625,415 shares held through a trust of which the Reporting Person is the sole beneficiary and has sole voting and investment power over such shares.

(6)

Common Voting Shares include (a) 7,000 shares held by a trust of which the Reporting Person is co-trustee and (b) 3,000 shares, which may be deemed to be beneficially owned by the Reporting Person, as family voter and family agent of the Careen Cardin Trust, dated November 26, 2018.

(7)	Includes 24,955 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(8)	40,884 Common Voting Shares held by the Douglas A. Evans 2017 Trust dated 8/24/2017, of which the Reporting Person is trustee.
(9)	617,296 Common Voting Shares and 683,915 Class A Common Shares held as trustee of a grantor retained annuity trust.
(10)	Includes 4,941 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(11)

Includes (a) 534,666 Common Voting Shares and 653,204 Class A Common Shares held as a co-trustee with Mary Peirce for the benefit of another Trust Beneficiary who is not a party to the Scripps Family Agreement and (b) 267,331 Common Voting Shares and 326,832 Class A Common Shares held as trustee of a grantor retained annuity trust. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-trustee with Mary Peirce.

(12)

Consists of shares held by the Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014, of which the Reporting Person is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.

(13)	Includes 5,013 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(14)	Includes (a) 200 shares held by immediate family members and (b) 537,664 Common Voting Shares and 653,204 Class A Common Shares held as trustee of various grantor retained annuity trusts.
(15)

Consists of shares held by the John Peter Scripps 2013 Revocable Trust dtd December 20, 2013, of which John P. Scripps is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.

(16)	Includes 30,294 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(17)

Includes (a) 89,111 Common Voting Shares and 103,958 Class A Common Shares held as trustee of a grantor retained annuity trust and (b) 4,942 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.

(18)	267,330 Common Voting Shares and 312,237 Class A Common Shares held as trustee of a grantor retained annuity trust.
(19)	Includes 66 Class A Common Shares held by Keon K. Vasquez Trust Stock Account, of which the Reporting Person is trustee.

CUSIP No. 811054402

(20)

Includes shares held by the Survivor’s Trust of the La Dow Family Trust under agreement dated 6/29/2004 and the Marital Trust of the La Dow Family Trust. The Marital Trust is also listed as a separate Reporting Person above. Peter R. La Dow is the trustee of all of these trusts.

(21)	Includes 14,824 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(22)

Includes 267,333 Common Voting Shares and 326,601 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person, as trust advisor to the Minors’ Trusts, which are not parties to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as trust advisor to the Minors’ Trusts.

(23)

Includes 534,666 Common Voting Shares and 653,204 Class A Common Shares held as a co-trustee with Elizabeth A. Logan for the benefit of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-trustee.

(24)	500 Common Voting Shares are held through a trust of which the Reporting Person is the sole beneficiary and has voting and investment power over such shares.
(25)

Includes 41,128 Common Voting Shares and 16,505 Class A Common Shares held by RPS Jr. Irrevocable Trust fbo Monica Holcomb, of which the Reporting Person is the beneficiary and has voting and investment power over such shares.

(26)	Includes 4,788 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(27)

Class A Common Shares and Common Voting Shares include (a) 730,955 Common Voting Shares held by (i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Barbara Victoria Scripps Evans and Anne La Dow and (b) 130,313 Class A Common Shares held by the Paul K. Scripps Family Revocable Trust U/A dated 2/7/1994, of which the Reporting Person is trustee. Such trusts listed in clause (a) are also listed as separate Reporting Persons above.

(28)

Includes shares held by (a) the Marital Trust of the La Dow Family Trust, and (b) the La Dow Family Trust under agreement dated 6/29/2004 (excluding shares already accounted for held in the Marital Trust of the La Dow Family Trust), of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.

(29)	Includes 14,826 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(30)	Includes 4,788 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(31)	Class A Common Shares include 66 shares held by the Savannah M. Brickner Trust that the Reporting Person is deemed to beneficially own.
(32)

Includes (a) 493,538 Common Voting Shares and 313,599 Class A Common shares held as trust advisor to various trusts that received distributions from the Estate of Robert P. Scripps, Jr., (b) 266,983 Common Voting Shares and 311,786 Class A Common Shares held as trustee of a grantor retained annuity trust and (c) 14,816 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.

CUSIP No. 811054402

(33)	Includes 29,644 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person as family voter of a trust that is not party to the Scripps Family Agreement.
(34)

Includes 534,666 Common Voting Shares held in the Scripps Family 1992 Revocable Trust dated 06-09-92 of which the Reporting Person and Kathy Scripps, his wife, are co-trustees; however, Kathy Scripps does not have power to vote the Common Voting Shares but may be deemed to have such power due to the Reporting Person’s voting power. Class A Common Shares also includes 56,904 shares held by a charitable foundation over which the Reporting Person may be deemed to share control.

(35)

Includes 534,666 Common Voting Shares held in the Scripps Family 1992 Revocable Trust dated 06-09-92, of which the Reporting Person and William H. Scripps, her husband, are co-trustees. The Reporting Person does not have voting power over the Common Voting Shares, but may be deemed to have such power due to William H. Scripps’ voting power. Class A Common Shares also include: (a) 400 shares held directly by William H. Scripps, her husband; and (b) 56,904 shares held by a charitable foundation over which the Reporting Person may be deemed to share control.

CUSIP No. 811054402

APPENDIX C

For each Reporting Person listed below, the following table sets forth information regarding transactions in the Common Voting Shares and Class A Common Shares during the 60 days ended February 10, 2023, including the aggregate number of shares acquired or disposed of, the amount and source of the funds (if applicable), if any such funds were borrowed, a description of the transaction and the parties thereto, the date of the transaction, the price per share and where and how the transaction was effected.

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Julia Scripps Heidt	267,330 Common Voting Shares (no effect)	December 13, 2022	n/a	n/a	contribution to self-trusteed grantor retained annuity trust	n/a	n/a

Julia Scripps Heidt	312,237 Class A Common Shares (no effect)	December 13, 2022	n/a	n/a	contribution to self-trusteed grantor retained annuity trust	n/a	n/a

Mary Peirce	124,637 Common Voting Shares (disposed)	January 25, 2023	n/a	n/a	gift	n/a	n/a

McCabe Ballance	124,637 Common Voting Shares (acquired)	January 25, 2023	n/a	n/a	gift	n/a	n/a